Exhibit 4.16

Supplemental Agreement to ATA Intelligent Learning VIE Agreements

This agreement is entered into and effective on March 19, 2019 in Beijing, People’s Republic of China by and between:

1)             ATA Education Technology (Beijing) Limited (hereinafter referred to as “ATA Education”)

2)             ATA Intelligent Learning (Beijing) Technology Limited (hereinafter referred to as “ATA Intelligent Learning”)

3)             Kevin Xiaofeng Ma, PRC ID No. ***********

4)             Haichang Xiong, PRC ID No. ***********

Whereas:

1)             The parties have entered into the following agreements on March 15, 2018 in connection with the establishment of ATA Intelligent Learning as the VIE entity of the group:

Loan Agreements entered into by ATA Education with Kevin Xiaofeng Ma and Haichang Xiong, respectively, with the loan amount of RMB 9 million and RMB 1 million, respectively;

Call Option and Cooperation Agreement entered into by and among ATA Education, ATA Intelligent Learning, Kevin Xiaofeng Ma and Haichang Xiong;

Equity Interest Pledge Agreements entered into by ATA Education with Kevin Xiaofeng Ma and Haichang Xiong, respectively;

Exclusive Technical Consulting and Services Agreement entered into by and between ATA Education and ATA Intelligent Learning; and

Powers of Attorney provided by Kevin Xiaofeng Ma and Haichang Xiong to ATA Education, respectively.

The agreements listed above are collectively referred to as the “20180315 ATA Intelligent Learning VIE Agreements”.

2)             Due to business development needs, ATA Education intends to increase the registered capital of ATA Intelligent Learning.

Therefore, the parties hereby enter into this supplemental agreement with the terms as below:

1.              The registered capital of ATA Intelligent Learning shall increase from RMB 10 million to RMB 30 million.

2.              The loan amount that ATA Education provides to Kevin Xiaofeng Ma shall increase from RMB 9 million to RMB 27 million, and the loan amount that ATA Education provides to Haichang Xiong shall increase from RMB 1 million to RMB 3 million.

3.              The provision of the loans by ATA Education to Ma Xiaofeng and Xiong Haichang and the corresponding payments by Ma Xiaofeng and Xiong Haichang of the registered capital of ATA Intelligent Learning could be implemented in batches as decided by ATA Education according to the business development needs of ATA Intelligent Learning.

4.              The other terms of the 20180315 ATA Intelligent Learning VIE Agreements shall remain unchanged and apply to the increased loan amount under this supplemental agreement.

5.              This supplemental agreement and the 20180315 ATA Intelligent Learning VIE Agreements shall complement each other, and in case there is any conflict, this supplement agreement shall prevail.

6.              This supplemental agreement is effective on the date first above written after execution by the parties. This supplemental agreement shall be executed in four counterparts of the same legal effect with each party holding one counterpart.

(THE FOLLOWING SPACE IS INTENTIONALLY LEFT BLANK)

Signature Page to Supplemental Agreement to ATA Intelligent Learning VIE Agreements

ATA Education Technology (Beijing) Limited

(Seal)

ATA Intelligent Learning (Beijing) Technology Limited

(Seal)

Kevin Xiaofeng Ma

/s/ Kevin Xiaofeng Ma

Haichang Xiong

/s/ Haichang Xiong